Exhibit 2.1

DATED 18 MAY 2015

COMMON DRAFT TERMS OF MERGER

IN RESPECT OF THE PROPOSED MERGER OF

ACCENTURE HOLDINGS PLC

AND

ACCENTURE SCA

FOR THE PURPOSES OF REGULATION 5 OF THE EUROPEAN COMMUNITIES (CROSS-BORDER MERGERS) REGULATIONS 2008 OF IRELAND AND ARTICLE 261 OF THE LUXEMBOURG LAW OF 10 AUGUST 1915 ON COMMERCIAL COMPANIES (AS AMENDED)

THESE COMMON DRAFT TERMS OF MERGER were authorised by a unanimous resolution of the board of directors of Accenture Holdings plc (“IrishCo”) dated 16 April 2015 and a unanimous resolution of the members of the Accenture SCA General Partner Committee of Accenture plc in its capacity as the general partner and manager (the “SCA Committee”) of Accenture SCA (“LuxCo” and together with IrishCo, the “Merging Companies”) dated 28 April 2015.

BETWEEN:

(A)	ACCENTURE HOLDINGS PLC, a public company with limited liability incorporated under Irish law, having its registered office at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland which address is also expected to be the registered office immediately after the Merger (as defined below) and having company registration number 560222; and

(B)	ACCENTURE SCA, a Luxembourg partnership limited by shares (société en commandite par actions) registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) under the number B 79874, with registered and principal executive offices at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg.

1.	INTRODUCTION

1.1	As described in greater detail in Clause 5, it is proposed by the board of directors of IrishCo and the SCA Committee that a cross-border merger of IrishCo and LuxCo will be effected pursuant to the Irish Regulations (as defined below) and the Luxembourg Law (as defined below), and in compliance with Directive 2005/56/EC of the European Parliament and of the Council of 26 October 2005 on cross-border mergers.

1.2	The Merger should come within the scope of Council Directive 2009/133/EC (the “2009 Directive”) as it is a merger (as defined for the purposes of the 2009 Directive) involving only companies from Member States of the European Union (“Member States”), being companies that:

(a)	take one of the forms listed in Annex I, Part A of the 2009 Directive;

(b)	according to the laws of a Member State are considered to be resident in that Member State for tax purposes, and under the terms of a double taxation agreement concluded with a third country, are not considered to be resident for tax purposes outside of the Community (as such term is defined for the purposes of the 2009 Directive); and

(c)	are subject to one of the taxes listed in Annex I, Part B to the 2009 Directive without the possibility of an option or of being exempt, or to any other tax which may be substituted for any of those taxes.

2.	DEFINITIONS AND INTERPRETATION

2.1	Unless the context otherwise requires, in these Common Draft Terms (as defined below):

“Accenture plc” means Accenture plc, a public company with limited liability incorporated under Irish law and having company registration number 471706;

“Accounting Statement” has the meaning given to that term in Clause 5.2(e);

“Common Draft Terms” means these common draft terms of merger (projet de fusion), as such common draft terms may be amended from time to time by agreement between the Merging Companies, and which have been drawn up and adopted by the board of directors of IrishCo and the SCA Committee of LuxCo;

“Effective Date” means the date and time specified in the Order on which the consequences of the Merger as set out in Regulation 19(1) of the Irish Regulations are to have effect, which is expected to be at 00.01 am on 26 August 2015;

“Exchange Ratio” has the meaning given to the term in Clause 5.3(a);

“holder” means a registered holder and includes any person(s) entitled by transmission;

“Incorporation Shares” has the meaning given to the term in Clause 4.2(a);

“Independent Expert” means the independent expert admitted to practice as an external auditor appointed by the Irish High Court in accordance with the provisions of the Irish Regulations for the purposes of producing the report required by Regulation 7 of the Irish Regulations and Article 266 of the Luxembourg Law in connection with the Merger and which report will be made available to (i) the LuxCo Shareholders at the registered office of LuxCo at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and the employees (if any) at least one month prior to the LuxCo Special Meeting, and (ii) IrishCo’s Shareholders at the registered office of IrishCo at least one month prior to the passing of the IrishCo Shareholder Resolution;

“IrishCo Incorporation Shareholders” means the holders of the Incorporation Shares;

“IrishCo Shareholders” means holders of IrishCo Shares;

“IrishCo Shares” has the meaning given to that term in Clause 4.2(f);

“Irish High Court” means the High Court of Ireland;

“Irish Regulations” means the European Communities (Cross-Border Mergers) Regulations 2008 (S.I. 157 of 2008), as amended;

“IrishCo Shareholder Resolution” means the special resolution to be passed by way of unanimous written resolution of the IrishCo Incorporation Shareholders in accordance with Regulation 10(5) of the Irish Regulations;

“LuxCo Shareholders” means holders of LuxCo Shares other than LuxCo Shares held by LuxCo itself;

“LuxCo Shares” means the limited Class I common shares (actions de commanditaires) of €1.25 each and the unlimited Class I common share (action de commmandité) of €1.25 in the capital of LuxCo;

“LuxCo Special Meeting” means the extraordinary general meeting of LuxCo Shareholders (or any adjournment thereof) to be held on 26 June 2015 at the offices of Allen & Overy, société en commandite simple, at 33, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg to approve, inter alia, these Common Draft Terms;

“Luxembourg Law” means the Luxembourg Law Governing Commercial Companies of 10 August 1915, as amended;

“Merger” means the proposed cross-border merger of the Merging Companies to be effected by way of a “merger by acquisition” pursuant to the provisions of the Irish Regulations and the Luxembourg Law;

“Merger Cut-off Time” means immediately prior to the Effective Date;

“Order” means the order of the Irish High Court pursuant to Regulation 14(1) of the Irish Regulations confirming scrutiny of the legality of the Merger and the determination of the fairness of the terms and conditions of the Merger, setting the Effective Date and granting such other orders as the Irish High Court in its discretion deems fit;

“Registrar of Companies” means the Registrar of Companies, Ireland; and

“Transfer Agent” means Computershare Limited and its affiliates.

2.2	In these Common Draft Terms, unless otherwise specified:

(a)	references to Clauses are to clauses of these Common Draft Terms;

(b)	a reference to any statute or statutory provision or statutory instrument shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, or re-enacted;

(c)	references to time are to Irish time;

(d)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(e)	use of any gender includes the other gender;

(f)	headings to Clauses are for convenience only and do not affect the interpretation of these Common Draft Terms;

(g)	the Appendices form part of these Common Draft Terms and shall have the same force and effect as if expressly set out in the body of these Common Draft Terms;

(h)	the rule known as the edjusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matter or things; and

(i)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

3.	INFORMATION ON LUXCO

3.1	Form and registered office

LuxCo is a Luxembourg partnership limited by shares (société en commandite par actions) incorporated under and governed by the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) under the number B 79874 and having its registered and principal executive offices at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg.

3.2	Share capital

(a)	As at 11 May 2015, LuxCo had an issued and outstanding nominal share capital of €1,311,290,080 divided into one unlimited share (action de commmandité) held by Accenture plc as the general partner of LuxCo and 1,049,032,063 limited shares (actions de commanditaires) held by limited shareholders, of which 28,829,820 are held by LuxCo as treasury shares. Both the unlimited share and the limited shares, referred to as LuxCo Shares, have a par value of €1.25 each.

(b)	The issued share capital of LuxCo is fully paid up.

4.	INFORMATION ON IRISHCO

4.1	Form and registered office

IrishCo is a public company with limited liability incorporated under and governed by Irish law, having its registered office at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland and having company registration number 560222.

4.2	Share capital

(a)	As at the date of these Common Draft Terms, IrishCo’s authorised share capital is €40,000 divided into 40,000 ordinary shares (mandatorily convertible into deferred shares on the Effective Date (the “Incorporation Shares”) of €1.00 each.

(b)	As at the date of these Common Draft Terms, IrishCo’s issued share capital is €40,000 ordinary shares of €1.00 each.

(c)	IrishCo’s sole beneficial shareholder is Accenture plc. It is a requirement of Irish law that a public limited company such as IrishCo must have seven shareholders and, consequently, legal title to one Incorporation Share is held by each of AC Administration Services Limited, Arthur Cox Nominees Limited, Arthur Cox Registrars Limited, Arthur Cox Trust Services Limited, DIJR Nominees Limited and Fand Limited, in each case on trust for Accenture plc.

(d)	On the Effective Date, the Incorporation Shares in issue will mandatorily be converted to deferred shares with no voting rights, no rights to income and only nominal rights on a return of capital such that they will be of negligible economic value.

(e)	The issued share capital of IrishCo is fully paid up.

(f)	As at the Effective Date, IrishCo’s authorised share capital will be €44,000 divided into 40,000 Incorporation Shares and 4,000,000,000 ordinary shares of €0.000001 each (“IrishCo Shares”).

5.	THE MERGER

5.1	Details of the Merger

The Merger is intended to be a “merger by acquisition” for the purposes of the Irish Regulations (as defined in Regulation 2 of the Irish Regulations) and a “merger by acquisition” for the purposes of the Luxembourg Law, such that, on the Effective Date, LuxCo will transfer the entirety of its assets and liabilities to IrishCo and LuxCo will immediately thereafter be dissolved without going into liquidation.

5.2	Conditions of the Merger

The Merger will not be completed unless, among other things, the following conditions are satisfied or, if allowed by law, waived:

(a)	the Common Draft Terms are published in the Luxembourg official gazette (Journal Officiel du Grand-Duché de Luxembourg, Mémorial C, Recueil des Sociétés et Associations) at least one month prior to the LuxCo Special Meeting;

(b)	the Merger is approved by the IrishCo Incorporation Shareholders by passing the IrishCo Shareholder Resolution;

(c)	the Merger is approved by the LuxCo Shareholders with rights to vote (the LuxCo Shares held by LuxCo and, under certain conditions, its direct or indirect subsidiaries are not permitted to vote) at the LuxCo Special Meeting recorded as a deed by a civil law notary in Luxembourg in accordance with the Luxembourg Law;

(d)	the Independent Expert produces the report required by Regulation 7 of the Irish Regulations and Article 266 of the Luxembourg Law on the fairness of the Exchange Ratio;

(e)	from a date that is at least one month prior to the date of the LuxCo Special Meeting, the Common Draft Terms, the Luxembourg statutory accounts and related management reports of LuxCo for the fiscal years ended 31 August 2014, 2013 and 2012, the accounting statement covering the period from 1 September 2014 to 31 March 2015 drawn up by LuxCo in accordance with Regulation 11(3) of the Irish Regulations and Article 267(1)(c) of the Luxembourg Law (the “Accounting Statement”), the management report of LuxCo, the IrishCo directors’ explanatory report and the report of the Independent Expert are made available to LuxCo Shareholders at the registered and principal office of LuxCo at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg between 10.00 am and 4.30 pm (Luxembourg time) on any day other than a Saturday, Sunday or public holiday in Luxembourg;

(f)	pursuant to the Luxembourg Law, a Luxembourg civil law notary issues a merger certificate confirming that LuxCo has completed the pre-merger requirements;

(g)	the minutes of the LuxCo Special Meeting are published in the Luxembourg official gazette (Journal Officiel du Grand-Duché de Luxembourg, Mémorial C, Recueil des Sociétés et Associations);

(h)	pursuant to Regulation 14 of the Irish Regulations, the Irish High Court makes an Order approving the Merger, including a determination of the fairness of the terms and conditions of the Merger to LuxCo Shareholders, and fixing the Effective Date;

(i)	there is no threatened, pending or effective decree, order, injunction or other legal restrain prohibiting the consummation of the Merger; and

(j)	all consents and governmental authorisations that are necessary, desirable or appropriate in connection with the Merger are obtained on terms acceptable to LuxCo, Accenture plc and/or IrishCo, and are in full force and effect.

5.3	Exchange Ratio

(a)	The exchange ratio is one (1) IrishCo Share for every one (1) LuxCo Share in issue at the Merger Cut-off Time other than LuxCo Shares held by LuxCo itself (the “Exchange Ratio”).

(b)	No cash payment shall be made by IrishCo to LuxCo Shareholders in respect of (i) their LuxCo Shares or (ii) the transfer of LuxCo’s assets and liabilities to IrishCo pursuant to the Merger.

5.4	The Effect of the Merger

(a)	On the Effective Date:

(i)	all of the assets and liabilities of LuxCo will be transferred to IrishCo;

(ii)	each LuxCo Shareholder whose name appeared in the register of members of LuxCo at the Merger Cut-off Time will receive one (1) IrishCo Share for every one (1) LuxCo Share held at the Merger Cut-off Time;

(iii)	LuxCo will be dissolved without going into liquidation;

(iv)	all legal proceedings pending by or against LuxCo shall be continued with the substitution, for LuxCo, of IrishCo as a party;

(v)	every contract, agreement or instrument to which LuxCo is a party shall be construed and have effect as if:

(A)	IrishCo had been a party thereto instead of LuxCo;

(B)	for any reference (however worded and whether express or implied) to LuxCo there was substituted a reference to IrishCo; and

(C)	any reference (however worded and whether express or implied) to the managers, directors, officers or representatives or employees of LuxCo or any of them, were, respectively, a reference to the managers, directors, officers, representatives or employees of IrishCo or to such manager, director, officer, representative or employee of IrishCo as IrishCo nominates for that purpose or, in default of nomination, to the manager, director, officer, representative or employee of IrishCo who corresponds as nearly as may be to the first-mentioned manager, director, officer, representative or employee;

(vi)	every contract, agreement or instrument to which LuxCo is a party will become a contract, agreement or instrument between IrishCo and the counterparty with the same rights, and subject to the same obligations, liabilities and incidents (including rights of set-off), as would have been applicable thereto if that contract, agreement or instrument has continued in force between LuxCo and the counterparty, and any money due and owing (or payable) by or to LuxCo under or by virtue of any such contract, agreement or instrument shall become due and owing (or payable) by or to IrishCo instead of LuxCo; and

(vii)	an offer or invitation to treat made to or by LuxCo before the Effective Date shall be construed and have effect, respectively, as an offer or invitation to treat made to or by IrishCo.

(b)	It is proposed that the Merging Companies will apply to the Irish High Court to have the Effective Date (being the date and time as from which the consequences listed in Clause 5.4(a) will from a legal perspective take effect) set as 00.01 am on 26 August 2015. However, the Merging Companies recognise that the Irish High Court may prescribe any other date as the Effective Date. On the Effective Date, all transactions of LuxCo will be deemed for accounting purposes to have been carried out for the account of IrishCo with effect from the Effective Date. All assets and liabilities of LuxCo as at the Effective Date will be transferred to IrishCo pursuant to the Merger on the Effective Date and recorded in the accounts of IrishCo for accounting purposes with effect from the Effective Date.

5.5	The terms relating to the allotment and issue of the IrishCo Shares

(a)	At the Effective Date, IrishCo shall allot and issue IrishCo Shares credited as fully paid to and amongst the LuxCo Shareholders at the Merger Cut-off Time as of the Effective Date on the basis of the Exchange Ratio and otherwise on the terms and conditions set out in these Common Draft Terms.

(b)	No IrishCo Shares will be issued in respect of LuxCo Shares (if any) which at the Merger Cut-off Time are:

(i)	held by LuxCo or held by a nominee for LuxCo; or

(ii)	held by or on behalf of IrishCo.

(c)	The IrishCo Shares will rank pari passu as regards each other and will rank ahead of the Incorporation Shares in all respects other than the right of the holders of Incorporation Shares to receive the nominal value paid up on each such share in a return of capital, which right will rank pari passu to the rights of the holders of IrishCo Shares in a return of capital.

(d)	The issuance of the IrishCo Shares shall be effected by the Transfer Agent and/or the Company Secretary of IrishCo causing the interests of LuxCo Shareholders in IrishCo Shares to be noted in the register of members of IrishCo. In addition, the Transfer Agent will be instructed to close the LuxCo register of members.

5.6	The date from which the holding of IrishCo Shares will entitle holders to participate in profits

(a)	The IrishCo Shares will, when issued, be fully paid and rank pari passu in all respects with all other IrishCo Shares in issue on the Effective Date, including, where the record date for determining entitlements is on or after the date of issue of the IrishCo Shares, the right to all dividends and other distributions (if any) declared, made or paid by IrishCo on the IrishCo Shares.

(b)	No special rights or conditions will affect the entitlement of the IrishCo Shares (or the holders thereof) in respect of dividends or distributions made, paid or declared on IrishCo Shares where the record date for determining the entitlement to such dividends or distributions is on or after the Effective Date. The IrishCo Shares shall have no right to any dividends or other distributions (if any) declared, made or paid by IrishCo on the IrishCo Shares where the record date for determining entitlements is before the date of issue of the IrishCo Shares.

5.7	The likely repercussions of the Merger for employees

(a)	Neither IrishCo nor LuxCo has any employees. Therefore, there will be no repercussions of the Merger on employment or employees.

(b)	Furthermore, neither of the Merging Companies have a system of employee participation in force. Accordingly, Part 3 (Employee Participation) (including Regulation 23) of the Irish

Regulations and Article 257 of the Luxembourg Law which relate to participation of employees in a transferee company of a cross-border merger, will not apply to the Merger.

5.8	The date from which the transactions of LuxCo are to be treated for accounting purposes as transactions of IrishCo

Transactions of LuxCo will be treated as transactions of IrishCo for accounting purposes with effect from the Effective Date.

5.9	Shares or other securities in LuxCo to which special rights or restrictions attach

(a)	All of the LuxCo Shares rank pari passu and accordingly:

(i)	no LuxCo Shares, and no holder of LuxCo Shares, is subject to special rights or restrictions; and

(ii)	no measures are proposed under the Merger concerning LuxCo or LuxCo Shareholders subject to any special rights or restrictions.

(b)	The one unlimited Class I common share of LuxCo which is held by Accenture plc, the parent company of the Merging Companies, in its capacity as the general partner of LuxCo, is subject to certain additional rights and obligations. Such rights and obligations are necessary by reference to LuxCo’s status as a partnership limited by shares (société en commandite par actions) and do not need to be replicated in IrishCo. It is therefore determined that one (1) IrishCo Share be issued to Accenture plc in exchange for the unlimited Class I common share as part of the Merger.

5.10	Details of any special advantages granted to the Independent Expert

The Independent Expert has not been, nor is it intended that the Independent Expert will be, granted any special advantages.

5.11	Details of any amount or benefit or other special advantages paid, given or granted or intended to be paid, given or granted to any IrishCo or LuxCo director/manager, and the consideration for it

No amount or benefit or other special advantages have been or will be paid, given or granted to any director of IrishCo or to the general partner and manager of LuxCo or to any member of the administrative, management, supervisory or controlling organ of IrishCo or LuxCo, in either case, as a consequence of or in connection with the Merger.

5.12	IrishCo’s Articles of Association

A copy of the memorandum and articles of association of IrishCo in effect as at the date of these Common Draft Terms is attached to these Common Draft Terms as Appendix I. The form of IrishCo’s memorandum and articles of association substantially as those documents will be in effect from and after the Effective Date is attached to these Common Draft Terms as Appendix II and these may be amended or replaced from time to time in accordance with Irish law.

5.13	Evaluation of the assets and liabilities of LuxCo to be transferred to IrishCo

As LuxCo currently does, IrishCo will prepare consolidated group accounts in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Under U.S. GAAP, the Merger represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at historical cost. Accordingly for U.S. GAAP purposes, the assets and liabilities of IrishCo will be reflected at their carrying amounts in the accounts of LuxCo at the Effective Date.

5.14	Dates of the Merging Companies’ accounts used to prepare these Common Draft Terms

(a)	The Accounting Statement was used for the purposes of preparing these Common Draft Terms.

(b)	As IrishCo has not conducted any business since its incorporation (other than matters in connection with or ancillary to its incorporation and the consummation of the Merger) its only assets and liabilities are in respect of its paid-up share capital of €40,000 and it has not yet prepared any accounts or financial statements.

5.15	Creditors

(a)	The creditors of LuxCo shall be entitled, within two months from the date of publication in accordance with Article 273 of the Luxembourg Law of the approval by LuxCo Shareholders with rights to vote (the LuxCo Shares held by LuxCo and its subsidiaries are not permitted to vote) of the Merger at the LuxCo Special Meeting recorded as a deed by a civil law notary in Luxembourg in the Luxembourg official gazette (Journal Officiel du Grand-Duché de Luxembourg, Mémorial C, Recueil des Sociétés et Associations), to apply to the Chamber of the Tribunal d’Arrondissement dealing with commercial matters for the district where the debtor company has its registered office for safeguards in accordance with Article 268 of the Luxembourg Law. Further information may be obtained free of charge at the registered office of LuxCo at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg.

(b)	In accordance with Regulation 15 of the Irish Regulations, any creditor of IrishCo who, at the date of publication of the notice of the filing of these Common Draft Terms and the Form CBM1 with the Registrar of Companies, is entitled to any debt or claim against IrishCo, shall be entitled to be heard in relation to the confirmation by the Irish High Court of the Merger under Regulation 14 of the Irish Regulations. Further information may be obtained free of charge at the registered office of IrishCo by contacting the IrishCo’s Company Secretary at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland.

6.	SEVERABILITY

If a provision of these Common Draft Terms is or becomes invalid or does not contain a required provision, the validity of the other provisions of these Common Draft Terms shall not be effected thereby. The invalid provision shall be replaced and the omission remedied by a legally valid arrangement that corresponds as closely as possible with the intentions of the parties or to what the intention of the parties would have been, in accordance with their aim and purpose in agreeing these Common Draft Terms, if they had not been aware of the omission.

7.	MODIFICATION

IrishCo and LuxCo may modify these Common Draft Terms with the consent of, or otherwise with the approval of, the Irish High Court.

IN WITNESS WHEREOF, the undersigned have caused these Common Draft Terms to be signed by the respective officers thereunto duly authorised as of the date first written above.

SIGNED for and on behalf of
ACCENTURE HOLDINGS PLC

By /s/ Brian Connolly

Name: Brian Connolly

Title: Assistant Secretary

SIGNED for and on behalf of

ACCENTURE SCA

Represented by the general partner and manager of Accenture SCA itself represented by the Accenture SCA General Partner Committee

By /s/ Joel Unruch

Name: Joel Unruch

Title: Associate General Counsel & Assistant Secretary of Accenture plc